SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

LMP REAL ESTATE INCOME FUND INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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LMP Real Estate Income Fund Inc. Proxy Fight Script

Good (morning, afternoon, evening), my name is (AGENT’S FULL NAME).

May I please speak with (SHAREHOLDER’S FULL NAME)? (Re-Greet If Necessary)

I am calling in connection with your current investment with LMP Real Estate Income Fund Inc. You should have received proxy materials for the stockholders meeting scheduled for May 29, 2015.

Do you still have the Fund’s WHITE PROXY CARD?

(Pause For Response)

STILL HAS WHITE PROXY CARD: (Proceed)

DOESN’T HAVE WHITE PROXY CARD:

Registered Holder—We will be happy to send you an additional WHITE PROXY CARD. (Proceed)

Beneficial Holder – Please contact your broker for an additional proxy card. Be sure to inform them that you need the WHITE PROXY CARD representing management. (Proceed)

The Board of Directors greatly appreciates your support and is asking stockholders to vote using only the Fund’s WHITE PROXY CARD. Legg Mason Partners Fund Advisor, LLC and the Board urge shareholders to disregard any green proxy card sent by Bulldog, an activist investor.

Do you think that you will be returning the WHITE PROXY CARD to support your Board?

(Pause For Response)

YES OR POSITIVE RESPONSE:

Thank you. Remember, even if you have already sent back Bulldog’s green proxy card, you can still support your Board by sending back the WHITE PROXY CARD before the May 29th meeting date. If you have any questions, or you require any assistance, please feel free to call 1-866-751-6313 Mon. thru Fri. from 9 a.m. to 10 p.m. Eastern Time. Thank you and have a good (Morning/Afternoon/Evening).

NO RESPONSE—HAS QUESTIONS –NOT VOTING –SENDING OTHER CARD:

Your vote at the upcoming meeting is very important, and there are a few things the Board believes you should take into account when making your decision.

(Refer to Fact Sheet and begin discussion)

Given that information, do you think that you might return the WHITE PROXY CARD?

YES OR POSITIVE

(Go to Yes or positive response above)

NO OR NEGATIVE

(Go to S/H still sending other card/not voting below)

S/H STILL SENDING OTHER CARD/NOT VOTING

I understand. If you have any questions or you require any assistance, please feel free to contact 1-866-751-6313 Mon. – Fri. from 9 a.m. to 10 p.m. Eastern Time. Your vote is important and your time is greatly appreciated. Thank you and have a good (Morning/Afternoon/Evening).

FOR INTERNAL DISTRIBUTION ONLY	Updated 3-30-2015

CLOSED END FUND
PROXY FACT SHEET FOR:
LMP REAL ESTATE INCOME FUND

ANNUAL MEETING IMPORTANT DATES		ANNUAL MEETING LOCATION
Record Date	MARCH 20, 2015	LEGG MASON PARTNERS FUND ADVISOR, LLC
Mail Date	MARCH 31, 2015	620 EIGHTH AVENUE, 49th FLOOR
Meeting Date	MAY 29, 2015 @ 10:00 AM EDT	NEW YORK, NEW YORK 10018
ADDITIONAL INFORMATION		CONTACT INFORMATION
Ticker Symbol	RIT	Inbound Line	1-866-751-6313
Cusip Number	50208C108	Website	www.lmcef.com

Stockholders are urged to vote only using Management’s WHITE proxy card to elect the Incumbent Directors.

What are stockholders being asked to vote on?

1.	Election of Directors: (1-3) Class III Directors, to serve until the 2018 Annual Meeting of Stockholders

BOARD OF DIRECTORS RECOMMENDATION - FOR

NAME OF NOMINEE	YEAR OF BIRTH	DIRECTOR SINCE
Robert D. Agdern	1950	2015
William R. Hutchinson	1942	2002
Eileen A. Kamerick	1958	2013

The Board is currently classified into three classes: Class I, Class II and Class III. The Board of Directors of the Fund currently has nine members. William R. Hutchinson, Eileen A. Kamerick and Robert D. Agdern, the Directors serving in Class III, have terms expiring at the Meeting, and they have been nominated by the Board of Directors for election at the Meeting to serve for a term of three years (until the 2018 Annual Meeting of Stockholders), or until their successors have been duly elected and qualified or until they resign or are otherwise removed.

What is happening?

Shareholders of the Fund are being asked to elect three Class III Directors to the Board at the Annual Stockholders Meeting. Bulldog Investors, LLC, which the Board believes has a history of being an activist investor focused on closed-end funds, is soliciting proxies to vote in favor of its nominees for director and in support of a proposal recommending that the Board consider a self-tender for your Fund’s shares. The Board and the management of the Fund strongly believe that Bulldog is acting in Bulldog’s self-interest, and not in the long-term interests of all stockholders. The election of Bulldog Nominees and approval of the Bulldog Proposal could adversely affect the Fund’s investment operations and performance, and could ultimately harm long-term investors.

What is Bulldog Investors, LLC proposing?

Bulldog Investors, LLC is soliciting proxies to vote in favor of a slate of three individuals nominated by affiliates of Bulldog as directors of the Fund and in support of a proposal recommending that the Board consider authorizing a self-tender for the Fund’s common stock at or close to net asset value.

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Why does the Board recommend that stockholders vote “FOR” the incumbent Board nominees and not for the Bulldog Nominees?

The Board, as well as Management, has full confidence in its current members, including the Board Nominees. The Board Nominees are highly experienced and qualified to continue to serve as directors and will provide strong leadership and exercise robust governance practices for the Fund. William Hutchinson is the lead Independent Director and has served on the Board since 2002. In addition, Eileen Kamerick, was appointed to the Board at the beginning of 2013, and Robert D. Agdern, was appointed in January of this year. The Board is comprised of individuals with substantial professional accomplishments and prior experience in a variety of fields. The Board and Management believe that continuity of Board oversight and management of the Fund is in the best interests of stockholders and best enables the Fund to achieve its long-term investment goals.

Does the Board believe the Fund and its stockholders could realize potential benefits if the Bulldog Proposal were approved?

The Fund believes that the Bulldog Proposal would harm long-term investors as it may (i) impair the value of your investment in the Fund, (ii) reduce the future earnings of the Fund, (iii) increase the expense ratio of the Fund, (iv) reduce the trading liquidity of the Fund and (v) result in realization of gains causing a taxable event, all while only reducing the Fund’s discount for a potentially very short period of time.

Why does the Board recommend that stockholders vote “AGAINST” the Bulldog Proposal?

•	The Fund has had strong performance against its benchmark and its peers.

•	A tender offer would likely reduce your Fund’s discount only during the period of the tender offer.

•	A tender offer may impair the value of your investment in the Fund.

•	A tender offer may reduce the future earnings of the Fund.

•	Remaining stockholders would incur the costs of a tender offer, an increased expense ratio and reduced trading liquidity as a result of a smaller asset base.

•	A tender offer may result in a realization of gains causing a taxable event for remaining stockholders.

Has the Fund taken actions to address the Fund’s discount from net asset value?

In addition, the Board has examined and continues to examine options to enhance long-term stockholder value, including ways to address the Fund’s discount from net asset value, in a suitable manner in light of market conditions.

How has the Fund performed as of recent?

According to MorningStar Direct, as of February 28, 2014, 88% of all closed-end funds traded at a discount to net asset value. As of February 28, 2015, the Lipper Real Estate Closed-End Funds Category had an average discount of 12.2% compared to 10.9% for your Fund. As recently as 2013, the Fund traded at a premium to its net asset value. Bulldog overstated RIT’s discount at 12.15% as of February 28, 2015, which is inaccurate and misleading information.

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Why are you calling me regarding this?

It is important that we hear from the Fund’s stockholders and that stockholders receive all of the necessary information to make an informed decision regarding the Director nominations and the Bulldog Proposal.

How would the tender offer being proposed by Bulldog impact the Fund?

A tender offer would likely reduce your Fund’s discount only during the period of the tender offer.

After completion of the tender offer, the discount would likely return to its prior level or widen farther. The proposed tender offer at net asset value (a price higher than the current market value of your Fund’s common shares) would likely cause a temporary increase in its market price. However, the likely beneficiaries of such an increase would be only the stockholders who tender, and long-term investors would see no benefit and may ultimately be harmed.

A tender offer may impair the value of your investment in the Fund.

In order to finance a tender offer, the Fund would be required to sell portfolio holdings. To the extent the Fund were to conduct a tender offer for a large amount of its outstanding common stock, a substantial portion of the Fund’s portfolio would be required to be liquidated. A tender offer could pressure the Fund to quickly sell a large portion of its portfolio and the Fund might be forced to sell securities for lower prices than if it were able to sell those securities, at a time of its choosing, over a longer period of time. ClearBridge has advised your Board of Directors that it believes, over time, the asset values of your Fund’s portfolio holdings will increase.

A tender offer may reduce the future earnings of the Fund.

As noted, the Fund will be required to sell portfolio securities to finance any tender offer. This may force the Fund to sell attractive positions at a time when ClearBridge believes such sales would be inadvisable from an earnings perspective. As a result, remaining stockholders could receive less income than they otherwise would have had the Fund not been forced to sell certain investments.

Remaining stockholders will incur costs, an increased expense ratio and reduced trading liquidity as a result of a smaller asset base.

A tender offer would require the Fund to incur significant costs and transactional expenses from the sale of securities that consequently, to the extent these costs and expenses are not accrued prior to expiration of the proposed tender offer, would be borne either completely or disproportionately by stockholders who do not tender their shares in the proposed tender offer. In addition, a significant decrease in assets would lead to an increase in the Fund’s expense ratio as certain fixed costs would be spread over fewer assets, which would affect long-term stockholders who do not tender their shares. Furthermore, because a tender offer would result in fewer outstanding shares, remaining stockholders could experience decreased liquidity in their shares.

A tender offer may result in a realization of gains causing a taxable event for remaining stockholders.

As noted, the Fund will be required to sell portfolio securities to finance any tender offer. If the Fund’s tax basis for the assets sold is less than the sale proceeds received by the Fund, the Fund

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will generally recognize capital gains for U.S. tax purposes, as well as declare and distribute any such gains to stockholders (reduced by net capital losses realized during the fiscal year, if any). In addition, some of the distributed gains may be realized on assets held for one year or less, which would generate income taxable to the non-tendering stockholders at ordinary income rates. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund would liquidate portfolio holdings (and hence the amount of capital gains or losses that may be realized and recognized). As of December 31, 2014, there was net book unrealized appreciation of $52,559,260 in the Fund’s portfolio as a whole.

Who is Bulldog?

Bulldog Investors, LLC, which has a history of being an activist investor focused on closed-end funds, is the soliciting stockholder and as of March 20, 2015 beneficially owned 1,241,863 shares on behalf of clients which were purchased at various times beginning on January 27, 2014.

Who is bearing the cost of this proxy solicitation?

The costs of preparing, assembling, mailing material and solicitation of proxies will be borne by the Fund.

What was included in the proxy package?

Included in the proxy package were a Dear Stockholders Letter, Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Ballot and a Business Reply Envelope.

VOTING METHODS

INTERNET:	Log on to the website provided on your proxy card and make sure to have your proxy card available when you plan to vote your shares.

TOUCHTONE:	To cast your vote by phone, dial the toll-free number on your proxy card; make sure to have your proxy card available when you plan to vote your shares.

MAIL:	Simply sign, date, and complete the reverse side of your proxy card and return it in the postage paid envelope provided.

IN PERSON:	All stockholders as of the record date may attend the Annual Meeting of the Fund.

PROXY MATERIALS AVAILABLE ONLINE AT: www.proxyonline.com/docs/leggmason

For Internal Distribution Only	Page 4